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                                                      OMB APPROVAL
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------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  September 30, 1998
------                                         Estimated average burden
                                               hours per response .... 1.0
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/ / CHECK BOX IF NO             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, D.C. 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE.

    SEE                     Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).       Exchange Act of 1934, Section 17(a) of the Public
/ / FORM 3 HOLDINGS         Utility Holding Company Act of 1935 or Section 30(f)
    REPORTED                of the Investment Company Act of 1940
/ / FORM 4
    TRANSACTIONS
    REPORTED

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
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 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
   Bigger         Thomas               J.       Magainin Pharmaceuticals Inc. - MAGN          Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)  3. IRS or Social Security  4. Statement for       ---              ---
  c/o Magainin Pharmaceuticals Inc.             Number of Reporting        Month/Year           X Officer (give    Other (specify
  5110 Campus Drive                             Person (Voluntary)         12/97               ---        title ---        below)
-------------------------------------------                               -------------------            below)
                 (Street)                                                                             Senior Vice President
                                                                        5. If Amendment,      7. Individual or Joint/Group Reporting
                                                                           Date of Original            (Check applicable line)
                                                                           (Month/Year)         X     Form Filed by One Reporting
                                                                                               ---               Person
                                                                                                      Form Filed by More than One
  Plymouth Meeting,  PA          19462                                                         ---          Reporting Person
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  (City)           (State)           (Zip)   TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-  3. Transac-  4. Securities Acquired (A)  5. Amount of       6. Ownership    7. Nature
    (Instr.3)                      action     tion         or Disposed of (D)          Securities         Form:           of In-
                                   Date       Code         (Instr.3, 4 and 5)          Beneficially       Direct          direct
                                   (Month/    (Instr.8)                                Owned at end of    (D) or          Benefi-
                                   Day/                                                Issuer's Fiscal    Indirect        cial
                                   Year)                ----------------------------   Year (Instr. 3     (I)             Owner-
                                                         Amount    (A) or      Price   and 4)             (Instr. 4)      ship
                                                                   (D)                                                    Instr.
                                                                                                                          4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALL, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion of      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     (Month/    Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     Day/      (Instr. 8)   quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Year)                  Disposed of (D)  (Month/Day/                           Secur-
                             ative                               (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date       Expira-            Amount or
                                                               --------------- Exer-      tion       Title   Number of
                                                                (A)     (D)    cisable    Date               Shares
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Option to buy                 $8.250    2/12/97        A        12,500         2/12/98+   2/12/2007  Common   12,500         0
                                                                                                      Stock
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Option to buy                 $7.380     7/9/97        A        15,000          7/9/98++  7/9/2007   Common   15,000         0
                                                                                                      Stock
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
9. Number of             10. Ownership            11. Nature of
   Derivative                of Derivative            Indirect
   Securities                Security:                Beneficial
   Beneficially              Direct (D)               Ownership
   Owned at End              or Indirect (I)          (Instr. 4)
   of Year                   (Instr. 4)
   (Instr. 4)

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12,500                            D
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15,000                            D
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Explanation of Responses:
+    Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was February 12, 1997.
++   Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was July 9, 1997.

**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                    /s/ Thomas J. Bigger       2/11/98
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                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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